Exhibit 5.1
Matthew B. Hemington
T: +1 650 843 5062
hemingtonmb@cooley.com
January 24, 2020
SI-BONE, Inc.
471 El Camino Real, Suite 101
Santa Clara, CA 95050
Ladies and Gentlemen:
We have acted as counsel to SI-BONE, Inc., a Delaware corporation (the “Company”), in connection with the sale of up to 4,300,000 shares of its common stock, par value $0.0001 per share (the “Shares”), which includes 3,135,053 Shares to be sold by the Company (including up to 645,000 Shares that may be sold by the Company upon exercise of an over-allotment option to be granted to the underwriters) (collectively, the “Company Shares”) and (ii) 1,809,947 Shares to be sold by the selling stockholders identified in such Registration Statement (the “Stockholder Shares”), pursuant to the Registration Statement on Form S-3 (File No. 333-235714) (the “Registration Statement”) filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”), the prospectus included within the Registration Statement (the “Base Prospectus”) and the prospectus supplement dated January 22, 2020, and filed with the Securities and Exchange Commission (the “Commission”) pursuant to Rule 424(b) of the Rules and Regulations of the Act (together with the Base Prospectus, the “Prospectus”).
In connection with this opinion, we have examined and relied upon the Registration Statement and the Prospectus, the Company’s certificate of incorporation and bylaws, each as currently in effect, and such other documents, records, certificates, memoranda and other instruments as we deem necessary as a basis for this opinion. We have assumed the genuineness and authenticity of all documents submitted to us as originals, and the conformity to originals of all documents submitted to us as copies, the accuracy, completeness and authenticity of certificates of public officials, and the due execution and delivery of all documents by all persons other than the Company where due execution and delivery are prerequisites to the effectiveness thereof. As to certain factual matters, we have relied upon a certificate of an officer of the Company and have not sought independently to verify such matters.
Our opinion is expressed only with respect to the General Corporation Law of the State of Delaware. We express no opinion to the extent that any other laws are applicable to the subject matter hereof and express no opinion and provide no assurance as to compliance with any federal or state securities law, rule or regulation.
On the basis of the foregoing, and in reliance thereon, we are of the opinion that (i) the Company Shares, when sold and issued in accordance with the Registration Statement and the Prospectus, will be validly issued, fully paid, and nonassessable and (ii) the Stockholder Shares have been validly issued and are fully paid and non-assessable.
Our opinion is limited to the matters stated herein and no opinion is implied or may be inferred beyond the matters expressly stated. Our opinion is based on these laws as in effect on the date hereof, and we disclaim any obligation to advise you of facts, circumstances, events or developments which hereafter may be brought to our attention and which may alter, affect or modify the opinion expressed herein.
We consent to the reference to our firm under the caption “Legal Matters” in the Prospectus and to the filing of this opinion as an exhibit to the Company’s Current Report on Form 8-K filed with the Commission for incorporation by reference in the Registration Statement.
Very truly yours,
Cooley LLP

By:	/s/ Matthew B. Hemington
Matthew B. Hemington

Cooley LLP 3175 Hanover Street Palo Alto, CA 94304-1130
t: (650) 843-5000 f: (650) 849-7400 cooley.com